EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





The Board of Directors and Stockholders of
Intercargo Corporation:

We consent to the incorporation by reference in this Annual Report (Form 10-K) of our report dated March 23, 1998, with respect to the consolidated financial statements as of December 31, 1997 and for the year ended December 31, 1997, included in the December 31, 1997 Annual Report to Shareholders of Intercargo Corporation.

Our audit also included the financial statement schedules of Intercargo Corporation as of December 31, 1997 and for the year ended December 31, 1997 listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, with respect to which the date is March 23, 1998, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-11867) pertaining to the issuance of common shares under the 1987 Non-Qualified and Incentive Stock Option Plan of Intercargo Corporation of our report dated March 23, 1998, with respect to the consolidated financial statements as of December 31, 1997 and for the year ended December 31, 1997 incorporated herein by reference, and our report, included in the preceding paragraph with respect to the financial statement schedules as of December 31, 1997 and for the year ended December 31, 1997 included in this Annual Report (Form 10-K) of Intercargo Corporation.



                                                      ERNST & YOUNG LLP


Chicago, Illinois
March 23, 1998